As filed with the Securities and Exchange Commission on September 9, 2004

Registration No. 333-

FORM S-8

SECURITIES AND EXCHANGE COMMISSION

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

VistaCare, Inc.

(Exact name of registrant as specified in its charter)

Delaware	06-1521534
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

4800 North Scottsdale Road, Scottsdale, AZ	85251
(Address of Principal Executive Offices)	(Zip code)

VistaCare, Inc. 1998 Stock Option Plan

(Full titles of the plan)

Richard R. Slager
President and Chief Executive Officer
4800 North Scottsdale Road, Scottsdale, AZ 85251, (480) 648-4545
(Name, address, including zip code, and telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

		Proposed maximum	Proposed maximum	Amount of
Title of securities to	Amount to be	offering price per	aggregate offering	registration
be registered	registered (1)	share (2)	price (2)	fee
Class A Common Stock, par value $0.01	800,000	$16.57	$13,256,000	$1,679

(1)	Plus such additional number of shares as may be required pursuant to the plan in the event of a stock dividend, split-up of shares, recapitalization or other similar change in the Class A Common Stock.

(2)	Computed in accordance with paragraphs (c) and (h) of Rule 457 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), based upon the average high and low prices of the Common Stock as reported by the Nasdaq National Market on September 7, 2004.

SIGNATURES
INDEX TO EXHIBITS
EXHIBIT 5.1
EXHIBIT 23.1

EXPLANATORY NOTE

     This Registration Statement has been prepared in accordance with the requirements of Form S-8, as amended, and relates to 800,000 shares of Class A Common Stock, $.01 par value per share (“Common Stock”), of VistaCare, Inc. (the “Company”), which 800,000 shares represent additional shares of Common Stock authorized for issuance under the Company’s 1998 Stock Option Plan (the “Plan”) in connection with an amendment and restatement of the Plan approved by the Board of Directors of the Company on April 12, 2004 and by the Company’s stockholders at the Company’s 2004 Annual Meeting of Stockholders on May 18, 2004. The Company previously filed with the Securities and Exchange Commission on January 21, 2003 a Registration Statement (File No. 333-102615) (the “Prior Registration Statement”) covering 3,200,000 shares of Common Stock reserved for issuance under the Plan, 300,000 shares of Common Stock reserved for issuance under the Company’s 2002 Non-Employee Director Stock Option Plan and 200,000 shares of Common Stock reserved for issuance under the Company’s 2002 Employee Stock Purchase Plan. The prior Registration Statement is incorporated herein by reference.

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SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Scottsdale, Arizona on this 10th day of August 2004.

VISTACARE, INC.

By:	/s/ Richard R. Slager

Richard R. Slager
President and Chief Executive Officer

Power of Attorney and Signatures

     KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Richard R. Slager and Mark E. Liebner, jointly and severally, his or her true and lawful attorneys-in-fact and agents with full powers of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Richard R. Slager Richard R. Slager	President, Chief Executive Officer and Chairman of the Board of Directors (principal executive officer)	August 10, 2004

/s/ Mark E. Liebner Mark E. Liebner	Chief Financial Officer (principal financial and accounting officer)	August 10, 2004

/s/ David Faeder	Director	August 10, 2004
David Faeder

/s/ Perry G. Fine, M.D.	Director	August 10, 2004
Perry G. Fine, M.D.

/s/ William J. McBride	Director	August 10, 2004
William J. McBride

/s/ Pete A. Klisares	Director	August 10, 2004
Pete A. Klisares

/s/ Ronald A. Matricaria	Director	August 10, 2004
Ronald A. Matricaria

/s/ Geneva Bolton Johnson	Director	August 10, 2004
Geneva Bolton Johnson

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INDEX TO EXHIBITS

Exhibit No.	Description of Exhibit
3.1	Fourth Amended and Restated Certificate of Incorporation of VistaCare, Inc. (incorporated by reference to Exhibit 3.03 to Amendment No. 4 to the Company’s Registration Statement on Form S-1 (Registration No. 333-98033), filed with the Commission on December 3, 2002).
3.2	Amended and Restated By-laws of VistaCare, Inc. (incorporated by reference to Exhibit 3.04 to the Company’s Registration Statement on Form S-1 (Registration No. 333-98033), filed with the Commission on August 13, 2002).
4.1	Specimen certificate for shares of VistaCare, Inc. Class A Common Stock (incorporated by reference to Exhibit 4.01 to the Company’s Registration Statement on Form S-1 (Registration No. 333-98033), filed with the Commission on August 13, 2002).
5.1*	Opinion of Choate, Hall & Stewart.
23.1*	Consent of Ernst & Young LLP.
23.2	Consent of Choate, Hall & Stewart (included in Exhibit 5.1).
24.1	Power of Attorney (included on page II-1).

*	Filed herewith.

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